EXHIBIT 99.1

[LOGO] PHOENIX

THE PHOENIX COMPANIES, INC.              N  E  W  S     R  E  L  E  A S E
One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com
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For Immediate Release

CONTACTS:  MEDIA RELATIONS                          INVESTOR RELATIONS
           JODY BERESIN                             PETER HOFMANN
           860-403-5714                             860-403-7100

       THE PHOENIX COMPANIES NAMES NEW HEAD OF ASSET MANAGEMENT OPERATIONS
                        SECOND KEY APPOINTMENT IN 30 DAYS

         Hartford, CT, April 23, 2003 - Dona D. Young, chairman, president and chief executive officer of The Phoenix Companies, Inc. (NYSE: PNX), announced today that Daniel T. Geraci will become executive vice president of Phoenix's asset management business and president and chief executive officer of the company's asset management subsidiary, Phoenix Investment Partners (PXP) effective mid-May. In this position, Mr. Geraci, 45, will have direct responsibility for Phoenix's asset management business, including PXP's asset management partners.

         Mrs. Young said, "Dan brings to Phoenix an impressive record of strategic leadership and performance with proven expertise in building new capabilities, developing product and expanding distribution. His first priority will be to increase profitability and margin growth for the asset management segment of our business, which is a fundamental component of our wealth management strategy."



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         Mr. Geraci said, "I have come to know and respect Phoenix over the years and this was a wonderful opportunity to join a company with a great franchise and reputation. I'm proud to lead PXP's team and work with its talented professionals to develop and grow its asset management business. And I'm excited to explore new ways for furthering Phoenix's wealth management strategy and meeting the specialized investment and insurance needs of the advisors it serves and their affluent and high-net-worth customers."

         This is the second significant new management appointment announced recently by Phoenix. On March 21, Phoenix named Sue Ann Collins, 49, an insurance industry veteran most recently with ING Group, to lead its life and annuity business effective May 1.

         Mrs. Young said, "We have delivered on our timetable of commitment to decisive actions aimed at strengthening our financial performance. Now, with strong new leaders in place for both our asset management and our life and annuity businesses, we have a complete and capable management team aligned behind our strategic priorities and wealth management strategy."

         Among the strategic priorities Phoenix has achieved and previously announced were initiatives that significantly lowered expenses, began to improve operating margins and enhanced capital allocation and management processes.


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         Biographical Background: Over 23 years, Mr. Geraci has held a number of significant positions focused on investment management operations and distribution. Since November 2001, he has been president and chief executive officer of Pioneer Investment Management USA Inc. in Boston, a 75-year-old investment company with over $22 billion in assets and a subsidiary of Pioneer Global, the $105 billion asset management arm of UniCredito Italiano, a major European bank based in Milan, Italy. At Pioneer, he focused on growing the firm's U.S. business and diversifying beyond mutual funds to include new growth vehicles such as separately managed accounts.

         Prior to Pioneer, Mr. Geraci held several senior executive positions with Fidelity Investments in Boston and Canada since 1996. From 2000 to 2001, he was president of Fidelity's Private Wealth Management Group in Boston, which focused on serving the specialized investment needs of high-net-worth individuals and consisted of approximately $300 billion in assets. From 1998 to 2000, he directed distribution and marketing for Fidelity Investments Institutional Services Company in Boston, which supports Fidelity's premier Advisor Funds business. He also led distribution and marketing for Fidelity Investments Canada, Ltd. in Toronto from 1996 to 1998.

         From 1988 through 1995, Mr. Geraci held successive executive management positions with Midland Walwyn Capital Inc. (later Merrill Lynch Canada) and its predecessor company, Walwyn Stodgell Cochran Murray, Ltd. in Toronto, including president of its asset management subsidiary, Atlas Asset Management, Inc., which he founded. He began his career in 1980 at E.F. Hutton & Company in Los Angeles, rising from investment broker to director of national sales development in New York over the course of seven years.


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         Over the years, Mr. Geraci has served on a number of trade industry boards and civic committees in Boston and Canada. He is currently on the board of The U.S. Institute, an industry trade group. He also is president of Roberto Bazzoni Onlus-US, a charitable foundation that supports children with AIDS in war-torn countries. Mr. Geraci is originally from New Britain, Connecticut.

         The Phoenix Companies, Inc. (NYSE: PNX) is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. With a history dating back to 1851, The Phoenix Companies, Inc., has two principal operating subsidiaries, Phoenix Life Insurance Company and Phoenix Investment Partners, Ltd., and offers trust services through another subsidiary, Phoenix National Trust Company. Phoenix has corporate offices in Hartford, Conn. For more information on Phoenix, visit www.phoenixwm.com.